Exhibit 99.2

NEXMETALS COMMENCES TRADING UNDER NEW SYMBOL “NEXM”

Toronto, Ontario, June 11, 2025 – NexMetals Mining Corp. (TSXV: NEXM) (OTC Pink: PRMLF) (“NEXM” or the “Company”) is pleased to announce that pursuant to its news release dated June 9, 2025, the Company’s common shares will commence trading at the market open today on the TSX Venture Exchange under the new symbol “NEXM”.

NEXM Engages OGIB Corporate Bulletin

The Company has entered into a services agreement with OGIB Corporate Bulletin (“OGIB”) to provide strategic digital marketing services to the Company including content development and distribution, as well as campaign reporting and optimization, for a term of up to nine months. The Company has agreed to pay OGIB a total cost of CAN $40,000 in advance for these services which will be paid out of the Company’s working capital.

OGIB is wholly-owned by Keith Schaefer and is based out of Victoria, British Columbia. Both Mr. Schaefer and OGIB are arms length to the Company and, to the Company’s knowledge, hold no interest, directly or indirectly, in the securities of the Company or any right or present intention to acquire such an interest. The appointment of OGIB is subject to approval by the TSX Venture Exchange.

About NexMetals Mining Corp.

NexMetals Mining Corp. is a mineral exploration and development company that is focused on the redevelopment of the previously producing copper, nickel and cobalt resources mines owned by the Company in the Republic of Botswana.

NexMetals is committed to governance through transparent accountability and open communication within our team and our stakeholders. NexMetals’ team brings extensive experience across the full spectrum of mine discovery and development. Collectively, the team has contributed to dozens of projects, including work on the Company’s Selebi and Selkirk mines. Senior team members each have on average, more than 20 years of experience spanning geology, engineering, operations, and project development.

For further information about NexMetals Mining Corp., please contact:

Morgan Lekstrom

CEO and Director

morganl@nexmetalsmining.com

Jaclyn Ruptash

V.P., Communications and Investor Relations

jaclyn@nexmetalsmining.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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